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                                                                       Exhibit 5


                                 August 30, 2001


RCN Corporation
105 Carnegie Center
Princeton, New Jersey  08540

         Re: Registration Statement on Form S-8

Dear Sir or Madam:

         Reference is made to a Registration Statement on Form S-8 of RCN Corporation (the "Company") which is being filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         The Registration Statement covers 400,000 shares of Common Stock, $1.00 par value per share, of the Company (the "Shares"), which may be issued by the Company upon exercise of options granted or available for grant under the Company's 1997 Stock Plan for Non-Employee Directors (the "Plan").

         I have examined the Registration Statement, including the exhibits thereto, the Company's Amended and Restated Certificate of Incorporation, as amended, the Company's By-Laws, the Plan and such other documents as I have deemed appropriate. In the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.

         Based upon the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms of, and upon exercise of the options granted under, the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Sincerely,


                                          /s/ John J. Jones
                                          -----------------------
                                          John J. Jones